Exhibit 3.1

INTERSECT ENT, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES DF-1 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE

DELAWARE GENERAL CORPORATION LAW

INTERSECT ENT, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on May 10, 2020:

RESOLVED, that the Board of Directors, pursuant to authority expressly vested in it by the provisions of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), of the Corporation, hereby authorizes the issuance of a series of Preferred Stock designated as the Series DF-1 Convertible Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES DF-1 CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Bloomberg” means Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and designated by the Corporation and the holders of a majority of the outstanding shares of Series DF-1 Preferred Stock.

“Board of Directors” shall have the meaning set forth in the preamble.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iii).

“Certificate of Designation” shall mean this Certificate of Designation of Preferences, Rights and Limitations of Series DF-1 Convertible Preferred Stock.

“Certificate of Incorporation” shall have the meaning set forth in the preamble.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and any stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries that would entitle the holder thereof to acquire at any time Common Stock, including any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Rate” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series DF-1 Preferred Stock in accordance with the terms hereof.

“Convertible Notes” means the Senior Convertible Notes (including all Senior Convertible Notes issued in exchange, transfer or replacement thereof, and as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time) issued pursuant to the Facility Agreement.

“DGCL” shall have the meaning set forth in the preamble.

“Distributions” shall have the meaning set forth in Section 5(a).

“DTC” shall have the meaning set forth in Section 6(c)(i).

“DWAC” shall have the meaning set forth in Section 6(c)(i).

“Eligible Market” means the New York Stock Exchange, Inc., the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (or, in each case, any successor thereto).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Facility Agreement” means the Facility Agreement, dated as of May 11, 2020 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms), by and among the Corporation, the Loan Parties party thereto, the Lenders (as defined therein) party thereto and Deerfield Partners, L.P., as agent for the Lender Parties (as defined therein).

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).

“Holder” and “Holders” shall have the meaning given such terms in Section 2(a).

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” means any individual, sole proprietorship, partnership (general or limited), limited liability company, joint venture, company, trust (statutory or common law), unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental or regulatory agency.

“Preferred Stock” means the Corporation’s preferred stock, par value $0.001 per share, whether designated or undesignated and, if designated, of any class or series, as authorized under the Certificate of Incorporation.

“Principal Market” means, with respect to the Common Stock, the principal Eligible Market on which the Common Stock is listed, and with respect to any other security, the principal securities exchange or trading market for such security.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall have the meaning set forth in Section 5(a).

“Series DF-1 Liquidation Amount” means, with respect to each share of Series DF-1 Preferred Stock, an amount equal to $0.001.

“Series DF-1 Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series DF-1 Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date (which, as of May 11, 2020, is two (2) Trading Days).

“Trading Day” means a day on which the Common Stock is traded for any period on the Principal Market.

“Volume Weighted Average Price” means, as of any Trading Day, the volume weighted average sale price per share of the Common Stock on the Principal Market on such Trading Day, as reported by Bloomberg. The Volume Weighted Average Price shall be determined without regard to after-hours trading or any other trading outside of the regular trading hours of the Principal Market.

Section 2. Designation, Amount and Par Value; Assignment.

a) The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series DF-1 Convertible Preferred Stock (the “Series DF-1 Preferred Stock”), and the number of shares so designated shall be 6,310 (which shall not be subject to increase (whether by amendment, merger, consolidation or otherwise) without the written consent of the holders of a majority of the then outstanding shares of Series DF-1 Preferred Stock (each holder of any outstanding shares of Series DF-1 Preferred Stock, a “Holder” and collectively, the “Holders”)) and shall be designated from the 10,000,000 shares of Preferred Stock authorized to be issued under the Certificate of Incorporation. Each share of Series DF-1 Preferred Stock shall have a par value of $0.001 per share.

b) The Corporation shall register (or cause to be registered) shares of the Series DF-1 Preferred Stock, upon records to be maintained by the Corporation (or the transfer agent for the Common Stock, acting as transfer agent for the DF-1 Preferred Stock (the “Transfer Agent”), if such transfer agent is a “qualified custodian” (as defined in Rule 206(4)-2 (or successor thereto) under the Investment Advisers Act of 1940, as amended) and shares of Series DF-1 Preferred Stock are being issued electronically by book-entry in the books and records of such transfer agent) for that purpose (the “Series DF-1 Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation and, as applicable, the Transfer Agent may deem and treat the registered Holder of shares of Series DF-1 Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register (or, as applicable, cause the Transfer Agent to register) the transfer of any shares of Series DF-1 Preferred Stock in the Series DF-1 Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein or, if such shares of Series DF-1 Preferred Stock are held electronically in book-entry position in the books and records of the Transfer Agent, upon the delivery to the Transfer Agent of written instructions to effect such transfer. Upon any such registration or transfer, a new certificate evidencing or evidence of book entry position of the shares of Series DF-1 Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing or evidence of book entry position of the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days.

Section 3. Dividends.

a) Any dividends or distributions declared by the Board of Directors out of funds legally available therefor shall be distributed among the holders of Common Stock and the Series DF-1 Preferred Stock on a pro rata basis based on the number of shares of Common Stock held by each such holder (determined on an as-converted to Common Stock basis, based on the then-effective Conversion Rate and without giving effect to the 4.985% Cap) as of the record date fixed for determining those entitled to receive such distribution.

b) In the event the Corporation shall declare a distribution on the Common Stock payable in securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons or other assets (excluding cash dividends distributed in accordance with Section 3(a)), including options or rights to purchase any such securities or evidences of indebtedness or securities convertible into any of the foregoing, then, in each such case the holders of the Series DF-1 Preferred Stock shall be entitled to a proportionate share of any such distribution pursuant to this Section 3(b) as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series DF-1 Preferred Stock are convertible based on the then-effective Conversion Rate (without giving effect to the 4.985% Cap) as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution. Notwithstanding anything herein to the contrary, (i) any distribution on the Common Stock in the form of Common Stock or any other Common Stock Equivalents shall be subject to the terms of Section 7(a) and not this Section 3(b), and (ii) the conversion, exchange or exercise of any Common Stock Equivalent distributed in respect of shares of Series DF-1 Preferred Stock into or for Common Stock shall be subject to the provisions of Section 6(b) hereof, as if incorporated directly in such Common Stock Equivalent, mutatis mutandis.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by the DGCL, the Series DF-1 Preferred Stock shall have no voting rights. However, as long as any shares of Series DF-1 Preferred Stock are outstanding, without the affirmative vote or written consent of the Holders of a majority of the then outstanding shares of the Series DF-1 Preferred Stock, the Corporation shall not, directly or indirectly, whether by or through any subsidiary and whether by merger, consolidation or otherwise, (a) alter or change, directly or indirectly, the powers, preferences or rights of the Series DF-1 Preferred Stock so as to affect them adversely or otherwise alter or amend this Certificate of Designation; provided that this clause (a) shall not require the affirmative vote or written consent of the Holders of a majority of the then outstanding shares of the Series DF-1 Preferred Stock as to the designation or issuance of any Senior Securities, Parity Securities or Junior Securities, (b) increase the number of authorized shares of Series DF-1 Preferred Stock, or (c) amend, modify or repeal any provision of the Certificate of Incorporation or the Bylaws in a manner that would adversely affect or otherwise impair the rights of the Holders pursuant to this Certificate of Designation relative to the holders of Common Stock. Notwithstanding any provision of the Certificate of Incorporation or the Corporation’s bylaws to the contrary, any vote of the holders of Series DF-1 Preferred Stock required under the terms of the DGCL, this Certificate of Designation or otherwise may be taken by written consent or electronic transmission.

Section 5. Rank; Liquidation.

a) Rank. The Series DF-1 Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series DF-1 Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Series DF-1 Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series DF-1 Preferred Stock (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (all such distributions being referred to collectively as “Distributions”).

b) Liquidation, Dissolution, or Winding Up. Subject to any superior liquidation rights of the holders of any Senior Securities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Holder shall be entitled to be paid out of the assets of the Corporation legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the Series DF-1 Liquidation Amount for each share of Series DF-1 Preferred Stock held by such Holder, plus an amount equal to any dividends declared but unpaid thereon, before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities, and thereafter the Holders of the outstanding shares of Series DF-1 Preferred Stock shall share ratably in any distributions and payments of any remaining assets of the Corporation, on an as converted basis (based on the then effective Conversion Rate and without giving effect to the 4.985% Cap or any other limitations on conversion set forth herein), with the holders of Common Stock and with the holders of shares of any other class or series of capital stock of the Corporation entitled to share in such remaining assets of the Corporation on an as converted to Common Stock basis with the holders of Common Stock.

Section 6. Conversion.

a) Conversions at Option of Holder. Shares of Series DF-1 Preferred Stock shall be convertible, at any time and from time to time from and after the date of issuance, at the option of the Holder thereof, into fully paid and non-assessable shares of Common Stock at the rate of 1,000 shares of Common Stock for each share of Series DF-1 Preferred Stock held by such Holder, subject to adjustment as provided herein (the “Conversion Rate”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) duly completed and executed. The Notice of Conversion shall specify the number of shares of Series DF-1 Preferred Stock to be converted. The “Conversion Date,” or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by electronic mail or facsimile to, and received during regular business hours by, the Corporation. The calculations and entries set forth in the Notice of Conversion shall control in the absence of verifiable or mathematical error. Shares of Series DF-1 Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued. Shares of Series DF-1 Preferred Stock so converted shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series DF-1 Preferred Stock as set forth in Section 8(h). The Holder shall not be required to physically surrender any certificate(s) representing the Series DF-1 Preferred Stock to the Corporation until all shares of Series DF-1 Preferred Stock represented by such certificate(s) have been converted in full, in which case the Holder shall surrender such certificate(s) to the Corporation for cancellation within three (3) Trading Days of the date the final Notice of Conversion is delivered to the Corporation. Delivery of a Notice of Conversion with respect to a partial conversion shall have the same effect as cancellation of the original certificate(s) representing such shares of Series DF-1 Preferred Stock and issuance of a certificate representing the remaining shares of Series DF-1 Preferred Stock. In accordance with the preceding sentence, upon the written request of the Holder and the surrender of certificate(s) representing Series DF-1 Preferred Stock, the Corporation shall, within three (3) Trading Days of such request, deliver to the Holder certificate(s) (as specified by the Holder in such request) representing such remaining shares of Series DF-1 Preferred Stock. The shares of Common Stock issued upon conversion of Series DF-1 Preferred Stock by such Holder will not contain or be subject to any legend or stop transfer order restricting the sale or transferability thereof.

b) Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series DF-1 Preferred Stock, and a Holder shall not have the right to convert any portion of the Series DF-1 Preferred Stock, to the extent that, upon such conversion, the number of shares of Common Stock then beneficially owned by such Holder and its Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act, including shares held by any “group” of which such Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth hereinafter would exceed 4.985% of the total number of shares of Common Stock then issued and outstanding (the “4.985% Cap”); provided that the 4.985% Cap shall not apply to the extent that the Common Stock is not deemed to constitute an “equity security” pursuant to Rule 13d-1(i) under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage beneficially owned by such Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes hereof, each Holder may rely on the number of outstanding shares of Common Stock as set forth in the Corporation’s most recent annual report filed with the SEC, or any report filed by the Corporation with the SEC subsequent thereto, in each case, unless the Corporation has confirmed to such Holder the number of shares of Common Stock outstanding as provided in the next sentence (in which case such Holder may rely upon such confirmation). Upon the written request of such Holder, the Corporation shall, within two (2) Trading Days, confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. Each delivery of a Notice of Conversion by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined that the issuance of the full number of shares of Common Stock requested in such Notice of Conversion is permitted under this paragraph. For purposes of this Section 6(b), the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series DF-1 Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series DF-1 Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise, exchange or conversion of the unexercised, unexchanged or unconverted portion of any other securities of the Corporation subject to a limitation on conversion, exchange or exercise analogous to the limitation contained herein (including the Convertible Notes any other class or series of Preferred Stock and warrants) beneficially owned by such Holder or any of its Affiliates.

c) Mechanics of Conversion

i. Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than the earlier of two (2) Trading Days and the number of Trading Days constituting the Standard Settlement Period after the applicable Conversion Date (such earlier date, the “Share Delivery Date”), the Corporation shall electronically deliver the Conversion Shares by crediting the account of the Holder’s prime broker with The Depository Trust Corporation (“DTC”) through its Deposit/Withdrawal Custodian (“DWAC”) system. If such shares are not electronically delivered to or as directed by the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before electronic receipt of such shares, in which event the Corporation shall promptly return to such Holder any Series DF-1 Preferred Stock certificate delivered to the Corporation, and such Holder shall promptly direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series DF-1 Preferred Stock unsuccessfully tendered for conversion to the Corporation; provided that the liquidated damages described in Section 6(c)(ii) shall be payable through the date such notice of rescission is given to the Corporation.

ii. Obligation Absolute; Partial Liquidated Damages. Subject to Section 6(b) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(c)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series DF-1 Preferred Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6(b) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to

Section 6(c)(i) above, in the event a Holder shall elect to convert any or all of its shares of Series DF-1 Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series DF-1 Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the shares of Series DF-1 Preferred Stock which are subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to Section 6(b) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(c)(i) above, issue Conversion Shares upon a properly noticed conversion. If the Corporation fails to electronically deliver such shares pursuant to Section 6(c)(i) on or prior to the Share Delivery Date applicable to such conversion, the Corporation shall pay additional damages to the Holder, in cash, for each thirty (30) day period after the Share Delivery Date such conversion is not timely effected in an amount equal to (prorated for any partial period) one percent (1.0%) of the product of (I) the number of Conversion Shares not issued and delivered to the Holder (free of any restrictive legend) or its designee on or prior to the Share Delivery Date and to which the Holder is entitled and (II) the Volume Weighted Average Price of a share of Common Stock on the Share Delivery Date; provided that the Holder shall have no right to any such additional damages hereunder to the extent the failure of the Corporation to deliver such Conversion Shares is caused by the Holder’s failure to provide complete information required to be provided by the Holder to the Corporation hereunder or the inaccuracy of any such information; provided, further, that the Corporation shall notify a Holder as promptly as possible after the Corporation becomes aware of the fact that information provided by such Holder to the Corporation is inaccurate or incomplete. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein, and a Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iii. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to electronically deliver Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall promptly (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) 105% of the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the net proceeds received by the Holder from the sale of a number of shares equal to up to the number of Conversion Shares such Holder was entitled to receive but had not received on the Share Delivery Date, and (B) at the option of such Holder, by notice to the Corporation made via email prior to receipt by the Holder of the Conversion Shares, either reissue (if surrendered) the shares of Series DF-1 Preferred Stock equal to the number of shares of Series DF-1 Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i); provided that the Holder shall have no right to any such payment under clause (A) hereof to the extent the failure of the Corporation to deliver such Conversion Shares is caused by the Holder’s failure to provide complete information required to be provided by the Holder to the Corporation hereunder or the inaccuracy of any such information; provided, further, that the Corporation shall notify a Holder as promptly as possible after the Corporation becomes aware of the fact that information provided by such Holder to the Corporation is inaccurate or incomplete. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Common Stock upon conversion of the shares of Series DF-1 Preferred Stock as required pursuant to the terms hereof.

iv. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series DF-1 Preferred Stock and payment of dividends on the Series DF-1 Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series DF-1 Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments pursuant to Section 7 and without regard to the 4.985% Cap) upon the conversion of all outstanding shares of Series DF-1 Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

v. Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series DF-1 Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall round up to the next whole share.

vi. Taxes. The Corporation shall be responsible for paying, and the issuance of certificates for shares of the Common Stock upon conversion of the Series DF-1 Preferred Stock shall be made without charge to any Holder for, any stamp, court or documentary, intangible, filing or similar taxes that may be payable in respect of the issuance or delivery thereof; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series DF-1 Preferred Stock and the Corporation shall not be required to issue or deliver such certificates in a name other than that of the registered Holder(s) unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of the applicable transfer tax (if any) or shall have established to the satisfaction of the Corporation that the applicable transfer tax (if any) has been paid.

vii. Status as Preferred Stockholder. Effective as of the delivery by a Holder of the Notice of Conversion by such Holder by facsimile or electronic mail, as provided herein, subject to Section 6(b) hereof, (A) the shares of Series DF-1 Preferred Stock being converted shall be deemed converted into shares of Common Stock, (B) such Holder shall be deemed the Holder or record of such applicable Conversion Shares, and (C) subject to a Holder’s right to rescind a Notice of Conversion pursuant to Section 6(c)(i), such Holder’s rights as a Holder of such converted shares of Series DF-1 Preferred Stock shall cease and terminate, excepting only the right to receive electronic delivery of such shares, and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series DF-1 Preferred Stock.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series DF-1 Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include the issuance by the Corporation of any shares of Common Stock upon conversion of this Series DF-1 Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of Common Stock, any shares of capital stock of the Corporation, then the Conversion Rate shall be multiplied by a fraction, of which the numerator shall be the number of shares of Common Stock (or in the event that clause (D) of this Section 7(a) shall apply, shares of reclassified capital stock), outstanding immediately after such event (excluding any treasury shares of the Corporation) and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive any such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Fundamental Transaction. If, at any time while this Series DF-1 Preferred Stock is outstanding, (i) the Corporation, directly or indirectly in one or more related transactions, effects any merger or consolidation of the Corporation with or into another Person (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock outstanding immediately prior to the merger or consolidation is not exchanged for or converted into other securities, cash or other property), (ii) the Corporation, directly or indirectly in one or more related transactions, effects any sale of all or substantially all of its assets in one transaction or a series of related transactions and distributes the proceeds thereof to its stockholders, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation, directly or indirectly in one or more related transactions, effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case covered by any of clauses (i) through (iv) of this Section 7(b), a “Fundamental Transaction”), then, upon the effectiveness of such Fundamental Transaction, each Holder of shares of Series DF-1 Preferred Stock shall receive for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to the Beneficial Ownership Limitation), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any conversion of any shares of Series DF-1 Preferred Stock, the determination of the Conversion Rate shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Rate in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each of the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of shares of Series DF-1 Preferred Stock in connection with such Fundamental Transaction on the same terms and conditions as given to the holders of Common Stock. To the extent necessary to effectuate the foregoing provisions, the Corporation shall cause any successor to the Corporation or surviving entity in such Fundamental Transaction (or any direct or indirect parent entity thereof) to assume in writing all of the obligations of the Corporation under this Certificate in accordance with the provisions of this Section 7(b) pursuant to written agreements in form and substance approved by the holders of a majority of the then outstanding shares of Series DF-1 Preferred Stock prior to such Fundamental Transaction. The Corporation shall not have the power to enter into any agreement to which the Corporation or any of its Affiliates is a party and pursuant to which a Fundamental Transaction is effected unless such agreement shall include terms in compliance with the provisions of this Section 7(b).

c) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

d) Notice to the Holders.

i. Adjustment to Conversion Rate. Whenever the Conversion Rate is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any Fundamental Transaction, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation or any Fundamental Transaction, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series DF-1 Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at the same time any notice related to any such transaction is delivered to the holders of Common Stock, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants or Fundamental Transaction, or any vote of stockholders in respect thereof, or, if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, and (y) in the case of any Fundamental Transaction, the date on which such Fundamental Transaction is expected to become effective or close and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such Fundamental Transaction; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 8. Miscellaneous.

a) Notice. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including any Notice of Conversion, shall be in writing and delivered personally, by electronic mail (to dlehman@intersectent.com), or sent by a nationally recognized overnight courier service, addressed to the Corporation, at its principal place of business, to the attention of the Chief Financial Officer of the Corporation, or such other electronic mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by confirmed electronic mail or facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the electronic mail address, facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time and date of transmission, if such notice or communication is delivered via electronic mail to the e-mail address specified in this Section 8, (ii) the first Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iii) otherwise upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages on the shares of Series DF-1 Preferred Stock at the time, place and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Series DF-1 Preferred Stock Certificate. If a Holder’s Series DF-1 Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series DF-1 Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested.

d) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holder. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein (other than Section 6(b), which cannot be waived by the Holders) and any right of the Holders of Series DF-1 Preferred Stock granted hereunder may be waived as to all shares of Series DF-1 Preferred Stock (and the Holders thereof) upon the affirmative vote or written consent of the Holders of not less than a majority of the then outstanding shares of Series DF-1 Preferred Stock, unless a higher percentage is required by the DGCL, in which case the affirmative consent or written consent of the Holders of not less than such higher percentage shall be required.

e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h) Status of Converted Series DF-1 Preferred Stock. If any shares of Series DF-1 Preferred Stock shall have been converted into shares of Common Stock or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series DF-1 Preferred Stock.

i) Determinations Made by Accountants. In the case of an inability of the Corporation and the holders of a majority of outstanding shares of Series DF-1 Preferred Stock to reach a mutual agreement as to any arithmetic calculation hereunder, the Corporation or the Holders of a majority of the then outstanding Series DF-1 Preferred Stock shall submit to the other their arithmetic calculations via electronic transmission within two (2) Trading Days of receipt, or deemed receipt, of any notice or other event giving rise to such dispute, as the case may be. If such Holder(s) and the Corporation are unable to agree upon such calculation within two (2) Trading Days after the submission of such disputed calculation, then the Corporation shall, within two (2) Trading Days thereafter, submit via electronic transmission the disputed arithmetic calculation, to an independent, reputable registered public accounting firm selected by the Corporation and approved by such Holder(s), which approval shall not be unreasonably withheld. The accountants shall perform the determinations or calculations and notify the Corporation and such Holder(s) of the results no later than five (5) Trading Days from the time it receives from the Corporation and such Holder(s) their respective calculations. Such accountants’ determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. Notwithstanding the foregoing, in the event of an inability of the Corporation and the holders of a majority of the outstanding shares of Series DF-1 Preferred Stock submitted for conversion to reach a mutual determination as to the Conversion Rate applicable to such shares as contemplated by the applicable Notice of Conversion, if requested by the Holder submitting such Notice of Conversion, the Corporation shall issue to such Holder the Conversion Shares, if any, that are not in dispute in accordance with the terms hereof. For the avoidance of doubt, any determinations made by the accountants, as the case may be, pursuant to this Section 8(i) shall be deemed to be “facts ascertainable” outside of this Certificate of Designation within the meaning of Sections 102(d) and 151(a) of the DGCL and shall not be deemed to be a determination in or relating to arbitration or made by an arbitrator.

j) Benefit of Holders. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

k) Interpretative Matters. Unless otherwise indicated or the context otherwise requires, (a) all references to Sections are to Sections contained in this Certificate of Designation, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (c) the words “hereof,” “herein” and words of similar effect shall reference this Certificate of Designation in its entirety, and (d) the use of the word “including” in this Certificate of Designation shall be by way of example rather than limitation.

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RESOLVED, FURTHER, that the chief executive officer, the president, the chief financial officer or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this day of May 11, 2020.

/s/ Thomas A. West
Name: Thomas A. West
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS

AND LIMITATIONS OF SERIES DF-1 CONVERTIBLE PREFERRED STOCK]

ANNEX A

CONVERSION NOTICE

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF SERIES DF-1 PREFERRED STOCK)

Reference is made to the Certificate of Designation of Preferences, Rights and Limitations of Series DF-1 Convertible Preferred Stock (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series DF-1 Convertible Preferred Stock, par value $0.001 per share (the “Series DF-1 Preferred Stock”), of Intersect ENT, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation, by shares of Series DF-1 Preferred Stock as specified below as of the date specified below.

Date of Conversion:

Number of shares of Series DF-1 Preferred Stock to be converted:

Please confirm the following information:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in accordance with the terms of the Certificate of Designation as follows:

Issue to:

E-mail:

DTC Participant Number and Name:

Account Number: